Exhibit 99.1

April 7, 2016

TEMP HOLDINGS® AND KELLY SERVICES®

TO EXPAND THEIR JOINT VENTURE IN ASIA PACIFIC

•	Expands existing joint venture to include all of Asia Pacific

•	Joint venture will be renamed TS Kelly Asia Pacific, and will be headquartered in Singapore

•	Provides both companies with accelerated growth opportunities, larger workforce solutions presence, critical mass, and enhanced competitive positioning in the global marketplace

•	Provides clients with seamless, cross border HR solutions

•	Parent companies to form joint collaboration committee to explore additional opportunities to create value together

TOKYO and TROY, Mich. – Temp Holdings Co., Ltd. (TSE: 2181) and Kelly Services (Nasdaq: KELYA, KELYB) today announced an agreement to expand their existing North Asia joint venture, TS Kelly Workforce Solutions (formed in 2012), to cover all of Asia and the Pacific. The new joint venture, TS Kelly Asia Pacific, will be headquartered in Singapore and is expected to be the largest workforce solutions company in the Asia Pacific region.

By expanding its scope from four countries/regions to 12, TS Kelly Asia Pacific is positioned to be a leading player in Asia Pacific’s growing workforce solutions market. The joint venture, projected to be finalized by the end of June, combines the resources and expertise of Kelly’s staffing operations across Asia Pacific with Temp Holding’s businesses including Capita, with offices in Singapore and Malaysia; First Alliances, with offices in Vietnam; and Intelligence, with a presence in Indonesia, Vietnam, Singapore and Malaysia.

Temp Holdings will continue to own 51 percent of the expanded joint venture, with Kelly Services owning the remaining 49 percent. Takayuki Yamazaki, current chief executive officer of TS Kelly Workforce Solutions and executive officer of Temp Holdings, will serve as CEO of TS Kelly Asia Pacific.

The creation of TS Kelly Asia Pacific will capitalize on the strong reputation Kelly Services has developed in Asia Pacific as a leading talent provider and on Temp Holding’s regional presence. The outsourcing and consulting group of Kelly Services, KellyOCG®, is not part of the joint venture and will continue to operate under the complete control and ownership of Kelly.

The new organization, with nearly 1,600 employees, will operate in the following countries/regions:

China	Singapore	India
Hong Kong	Malaysia	Australia
Taiwan	Thailand	New Zealand
South Korea	Indonesia	Vietnam

“As globalization in talent management becomes increasingly critical, I am convinced that expanding our current joint venture is the best way to further strengthen our presence in the region,” said Masamichi Mizuta, president and representative director, Temp Holdings. “Temp Holdings and Kelly Services have a history of respecting each other’s corporate values since the formation of a strategic alliance in 2010. Our goal is to further strengthen the relationship of the two parties and to expand our presence in the Asia Pacific region.”

“The creation of TS Kelly Asia Pacific confirms Kelly’s commitment to strengthening our workforce solutions presence in the rapidly growing Asia Pacific market while solidifying our KellyOCG focus as that of a leading talent provider to multinational companies with operations in the region,” said Carl Camden, president and chief executive officer, Kelly Services. “We will continue to provide our global clients with seamless, cross border HR solutions in Asia Pacific with the goal of becoming the most trusted talent management brand in the region.”

In 2010, Temp Holdings and Kelly Services formed a strategic alliance to expand and strengthen their competitive positions in the global staffing market. The two companies announced their first joint venture in 2012, TS Kelly Workforce Solutions, to expand both companies’ presence in North Asia. With the creation of TS Kelly Asia Pacific, both companies are well-positioned to serve as a major workforce solutions partner for multinational and regional companies seeking talent solutions across Asia Pacific.

As an additional step in their relationship, the parent companies of the new joint venture announced the creation of a “Joint Cooperation Committee” consisting of executives from both companies. This committee will collaborate on future initiatives in such areas as technology, sales and marketing, and product development.

About Temp Holdings

Since the establishment of Tempstaff Co., Ltd. in 1973, the firm has developed into a leading talent solution provider covering contingent labor, permanent placement, outsourcing and outplacement support services. Since 2008, its holding company Temp Holdings has been listed at Tokyo Stock Exchange. (TSE: 2181) Revenue in 2015 was $4.0 billion.

Visit http://www.temp-holdings.co.jp/english/.

About Kelly Services

As a global leader in providing workforce solutions, Kelly Services, Inc. (Nasdaq: KELYA, KELYB) and its subsidiaries, offer a comprehensive array of outsourcing and consulting services as well as world-class staffing on a temporary, temporary-to-hire, and direct-hire basis. Kelly® has a role in managing employment opportunities for more than one million workers around the globe by employing 550,000 of these individuals directly with the remaining workers engaged through its talent supply chain network of supplier partners. Revenue in 2015 was $5.5 billion. Visit kellyservices.com.

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CONTACTS:
Temp Holdings Co., Ltd.	Kelly Services – Analyst Contact
Office of Public Relations	James Polehna
+81-3-6385-6829	Vice President, Investor Relations
pr@temp-holdings.co.jp	+1 248-244-4586
polehjm@kellyservices.com

Kelly Services – Media Contact
Jane Stehney
Director, Public Relations
+1 248-244-5630
stehnja@kellyservices.com